Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO LARGE CAP RELATIVE VALUE FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Institutional Fund, Inc. - Large Cap Relative Value Portfolio was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                        Votes       Votes        Broker
Matter                                                  Votes For      Against     Abstain     Non-Votes
------                                                 -----------   ----------   ----------   ---------
(1) Approve an Agreement and Plan of Reorganization.    16,584,557     150,433      238,275        0